Exhibit 23.5

July 10, 2007

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036

Goldman, Sachs & Co.
85 Broad Street
New York, NY 10004

Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019

Merrill Lynch, Pierce, Fenner & Smith
                      Incorporated
250 Vesey Street
4 World Financial Center
New York, New York 10080

c/o	Morgan Stanley & Co. Incorporated 1585 Broadway New York, NY 10036

AerCap Holdings N.V.
Evert van de Beekstraat 312
1118 CX Schiphol Airport
The Netherlands

Re: Report on commercial aircraft industry

Ladies and Gentlemen:

        This letter confirms that Simat, Helliesen & Eichner, Inc. ("SH&E") hereby consents to being named as a source of the information and data relating to the commercial aircraft industry to be included in each of the Form F-1 registration statement, as amended from time to time (the "Registration Statement"), the preliminary prospectus (the "Preliminary Prospectus") and the final prospectus (the "Final Prospectus") to be used in connection with the secondary offer and sale of the Ordinary Shares to be sold by certain shareholders of AerCap Holdings N.V. ("AerCap") pursuant to a registration statement filed with the Securities and Exchange Commission and a supplemental listing on the New York Stock Exchange, and to its reference as an expert in the Registration Statement, the Preliminary Prospectus and the Final Prospectus.

        This letter further confirms that neither SH&E nor any of its directors or officers (i) is an affiliate of AerCap, the underwriters of the Ordinary Shares identified in the Registration Statement (the "Underwriters") or any of their respective affiliates, (ii) has any substantial interest, direct or indirect, in AerCap, the Underwriters or any of their respective affiliates or (iii) is connected with AerCap, the Underwriters or any of their respective affiliates as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

Sincerely,
Simat, Helliesen & Eichner, Inc.

By:
/s/ CLIVE G. MEDLAND Name: Clive G. Medland Title: Senior Vice President